UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 5, 2014

BG Medicine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

001-33827

(Commission File Number)

Delaware	04-3506204
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

880 Winter Street, Suite 210, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 890-1199

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On September 11, 2014, BG Medicine, Inc., the developer of the FDA-cleared BGM Galectin-3® Test (the “Company”), implemented a reduction of approximately 55% of the Company’s workforce, or 12 people (the “Restructuring”), leaving 10 employees. The Company took this step in order to reduce its operating expenses and extend its cash runway in anticipation of the commercial launch of automated versions of the Company’s galectin-3 test. The automated galectin-3 tests are being developed and commercialized by the Company’s diagnostic instrument manufacturing partners and will be performed on the partners’ automated platforms. The first automated galectin-3 test is expected to be launched in the United States in 2015.

The Restructuring primarily eliminated the Company’s sales and marketing organization and removed certain positions in other functional areas, while preserving some senior management and other critical roles to support the clinical and commercial adoption of galectin-3 testing by generating, publishing and publicizing data derived from clinical research studies and by expanding the BGM Galectin-3 Test’s labeling indications for use through additional clinical studies and clearances by the FDA.

Employees affected by the Restructuring were notified on September 11, 2014 and are being provided with severance arrangements including outplacement assistance. The Company expects to complete the Restructuring during the third quarter of 2014.

As a result of the Restructuring, the Company expects to record one-time charges with respect to severance payments and benefits continuation, which are estimated to be approximately $0.3 million and are expected to be recorded in the third quarter of 2014. As a result of the Restructuring, the Company estimates it will generate annualized expense savings of approximately $1.9 million primarily from savings in employee salaries and benefits.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 5, 2014, the Company received written notice from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that for the preceding 30 consecutive business days, the Company’s common stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by NASDAQ Listing Rule 5550(a)(2). The notice has no immediate effect on the listing or trading of the Company’s common stock and the common stock will continue to trade on The NASDAQ Capital Market under the symbol “BGMD” at this time.

In accordance with NASDAQ Listing Rule 5810(c)(3)(C), the Company has a grace period of 180 calendar days, or until March 4, 2015, to regain compliance with NASDAQ Listing Rule 5550(a)(2). Compliance can be achieved automatically and without further action if the closing bid price of the Company’s stock is at or above $1.00 for a minimum of 10 consecutive business days at any time during the 180-day compliance period, in which case NASDAQ will notify the Company of its compliance and the matter will be closed.

If, however, the Company does not achieve compliance with the Minimum Bid Price Requirement by March 4, 2015, the Company may be eligible for additional time to comply. In order to be eligible for such additional time, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, with the exception of the Minimum Bid Price Requirement, and must notify NASDAQ in writing of its intention to cure the deficiency during the second compliance period.

The Company is currently considering available options to resolve this listing deficiency and to regain compliance. However, there can be no assurance that the Company will be able to regain compliance with The NASDAQ Capital Market listing requirements.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the workforce reduction described under Item 2.05 above and effective as of September 30, 2014, Anastasia Rader, our SVP, Executive Operations and Human Resources, will no longer serve as an executive officer of the Company, however Ms. Rader is expected to provide consulting services to the Company, as needed and agreed upon by the Company and Ms. Rader.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BG MEDICINE, INC.

Date: September 11, 2014	/s/ Stephen P. Hall
Stephen P. Hall Executive Vice President & Chief Financial Officer